EXHIBIT 99.1

FINANCIAL CONTACT: David R. Sonksen Executive Vice President and CFO Tel: (949) 221-7101 EDITORIAL CONTACT: Cliff Silver Manager, Corporate Communications Tel: (949) 221-7112

Microsemi Corporation Closes Acquisition of PowerDsine Ltd.

•	Adds Growing Power over Ethernet Opportunity and Strong Design Team for Analog and Mixed Signal Products

IRVINE, Calif., January 9, 2007 (PrimeNewswire) — Microsemi Corporation (Nasdaq:MSCC) announced today that it has finalized its acquisition of PowerDsine Ltd. (Nasdaq:PDSN) in a combined stock and cash transaction.

With this acquisition, Microsemi, a world leader in the design and manufacture of high performance analog mixed-signal solutions and high reliability semiconductor solutions, expands its portfolio of product offerings to include a broad range of Power over Ethernet (“PoE”) solutions and further enhances its strong analog and mixed signal design capabilities.

The deal will close under the released terms providing each PowerDsine shareholder $8.25 per share in cash and 0.1498 shares of Microsemi common stock for each ordinary share of PowerDsine’s stock.

PowerDsine designs, develops and supplies integrated circuits, modules and systems that enable the implementation of Power-over-Ethernet in local area networks, providing the capability to deliver and manage electrical power over data network cables. The transaction complements Microsemi’s analog mixed-signal product portfolio and bolsters the Company’s presence in the communications market.

“PowerDsine is a pioneer and recognized leader in PoE products for a wide range of rapidly growing applications,” said James J. Peterson, Microsemi’s President and CEO. “In addition, we believe adding PowerDsine’s experienced team of analog and mixed signal design engineers will yield excellent results for Microsemi—both in the PoE market and across a number of important commercial analog and mixed signal markets we serve today.”

More details regarding the acquisition will be made available during a conference call to discuss Microsemi’s first quarter fiscal 2007 results scheduled for January 25, 2007. Financial guidance for the transaction will be given on this scheduled conference call.

About Microsemi Corporation

Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed signal integrated circuits and high reliability semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implantable medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and all statements about plans or expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The potential risks and uncertainties include, but are not limited to, such factors as changes in generally accepted accounting principles, the difficulties regarding the making of estimates and projections, the hiring and retention of qualified personnel in a competitive labor market, acquiring, managing and integrating new operations, businesses or assets, closing or disposing of operations or assets, or possible difficulties in transferring work from one plant to another, rapidly changing technology and product obsolescence, difficulties predicting the timing and amount of plant closure costs, the potential inability to realize cost savings or productivity gains and to improve capacity utilization, potential cost increases, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, adverse impacts on analog / mixed-signal markets, results of in-process or planned development or marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential unexpected business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, epidemics, health advisories, emergencies, disasters, wars or potential future effects of the tragic events of September 11, 2001, variations in customer order preferences, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, difficulties in implementing company strategies, dealing with environmental or other regulatory matters, or any matters involving litigation, contingent liabilities or other claims, difficulties and costs imposed by law, including under the Sarbanes-Oxley Act of 2002, difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage, difficulties, and costs, of protecting patents and other proprietary rights, work stoppages, labor issues, inventory obsolescence and, difficulties regarding customer qualification of products, manufacturing facilities and processes, and other difficulties managing consolidation or growth, including in the maintenance of internal controls, the implementation of information systems, and the training of personnel. Potential risks and uncertainties regarding the completed acquisition by Microsemi of PowerDsine, Ltd. include, but are not limited to, the uncertainty as to the future profitability, if any, of the combined company following the transaction, delays in the realization of accretion, if any, from the acquisition transaction, adverse impacts, if any, on the PoE market or the speed of growth of the PoE market, and other potential or actual delays, difficulties or inefficiencies that may be experienced in connection with PoE designs or products. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and subsequent Form 10-Q filed by Microsemi with the SEC. Additional risk factors shall be identified from time to time in Microsemi’s future filings. Microsemi does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.